Exhibit 99.1
NASDAQ: ASFI
FOR IMMEDIATE RELEASE
CONTACT:
Robert J. Michel, CFO
Asta Funding, Inc.
(201) 567-5648
Asta Funding, Inc. Announces Share Repurchase Program
ENGLEWOOD CLIFFS, N.J., June 22, 2011 — Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced that its Board of Directors has authorized a share repurchase program for up to $20,000,000 of the Company’s common stock.
Gary Stern, CEO of the Company, commented, “Our open market repurchases by the Company over the course of the next year reflects the Board of Director’s continued confidence in our business strategy and growth prospects as we continue to seek portfolio investments and acquisitions in the financial services industry. Based on current market prices, we believe the repurchase program is prudent and in the best interests of our shareholders,” further stated Mr. Stern.
The program calls for the repurchases to be made in open market or in privately negotiated transactions from time to time in compliance with applicable laws, rules, and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to cash requirements for other purposes, and other relevant factors, such as trading price, trading volume and general market and business conditions. The Company anticipates disclosing its third quarter earnings the first week of August after which time share repurchases may commence. There is no guarantee as to the exact number of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Board of Directors determines additional repurchases are not warranted. All of the repurchases will be funded by the Company’s available working capital and the duration of the repurchase program is 12 months, although it may be extended, suspended or discontinued without prior notice.
As of June 16, 2011, Asta had approximately 14.6 million shares outstanding, and approximately $102 million in cash and cash equivalents.
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2010, Form 10-Q for the quarter ended March 31, 2011 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.